AMWD Announces First Quarter Results

August 27, 2018

Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Treasury Director 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FIRST QUARTER RESULTS

WINCHESTER, Virginia (August 27, 2018) -- American Woodmark Corporation (NASDAQ: AMWD) (the "Company") today announced results for its first fiscal quarter ended July 31, 2018.

Fiscal First Quarter 2019

Net sales for the first fiscal quarter increased 55% to $429.0 million compared with the same quarter of the prior fiscal year. The current first fiscal quarter results include three months of results from the Company’s acquisition of RSI Home Products, Inc. (“RSI”), which closed December 29, 2017. Excluding the impact of the RSI acquisition, net sales for the first fiscal quarter increased 8% to $299.0 million compared with the same quarter of the prior fiscal year. Excluding the impact of the RSI acquisition, the Company experienced growth in all channels during the first quarter of fiscal year 2019.

Net income was $24.8 million ($1.41 per diluted share) for the first quarter of the current fiscal year compared with $22.3 million ($1.36 per diluted share) in the same quarter of the prior fiscal year. Net income was positively impacted by the RSI acquisition and additional sales volumes which were partially offset by restructuring charges of $2.4 million, intangible amortization of $12.3 million and raw material inflation. Adjusted EPS per diluted share was $2.04 for the first quarter of the current fiscal year compared with $1.36 in the same quarter of the prior fiscal year.

Adjusted EBITDA was $68.1 million or 15.9% of net sales compared to $37.4 million or 13.5% of net sales for the same quarter of the prior fiscal year. The increase is primarily due to sales growth in the quarter and the inclusion of three months of results for RSI.

“We are very pleased with our solid performance for the first quarter of our new fiscal year”, said Cary Dunston, Chairman and CEO.  “We experienced growth in all channels, over-indexing the market as a whole. Our integration work remains on plan as we have come together as one team with a clear vision for success.”

Cash provided by operating activities for the first fiscal quarter was $52.9 million. Free cash flow totaled $41.4 million for the first fiscal quarter. Additionally, the Company paid down $63.0 million of its term loan facility during the first fiscal quarter.

On August 23, 2018, the Company’s Board of Directors reinstated the Company’s previously suspended stock repurchase program, subject to the approval of certain changes to the Company’s existing credit facility currently being negotiated with lenders.  The Company previously announced the suspension of its stock repurchase program in December 2017 in connection with its then-proposed acquisition of RSI.  Approximately $36 million remains available under the program for repurchases.

AMWD Announces First Quarter Results

August 27, 2018

About American Woodmark

American Woodmark Corporation manufactures and distributes kitchen, bath and home organization products for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, builders and through a network of independent dealers and distributors.  At July 31, 2018, the Company operated eighteen manufacturing facilities in the United States and Mexico and seven primary service centers located throughout the United States.

Use of Non-GAAP Financial Measures

We have presented certain financial measures in this press release which have not been prepared in accordance with U.S. generally accepted accounting principles (GAAP). Definitions of our non-GAAP financial measures and a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP are provided below following the financial highlights under the heading "Non-GAAP Financial Measures."

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended
	July 31
	2018	2017

Net sales	$428,962	$276,827
Cost of sales & distribution	333,226	218,469
Gross profit	95,736	58,358
Sales & marketing expense	22,938	18,198
General & administrative expense	29,830	9,527
Restructuring charges	2,441	—
Operating income	40,527	30,633
Interest expense & other income	7,988	(739)
Income tax expense	7,772	9,091
Net income	$24,767	$22,281

Earnings Per Share:
Weighted average shares outstanding - diluted	17,618,943	16,355,045

Net income per diluted share	$1.41	$1.36

AMWD Announces First Quarter Results

August 27, 2018

Condensed Consolidated Balance Sheet
(Unaudited)
	July 31	April 30
	2018	2018

Cash & cash equivalents	$50,186	$78,410
Investments - certificates of deposit	7,250	8,000
Customer receivables	131,398	136,355
Inventories	113,547	104,801
Income taxes receivable	17,964	25,996
Other current assets	10,023	10,805
Total current assets	330,368	364,367
Property, plant & equipment, net	216,300	218,102
Investments - certificates of deposit	500	1,500
Trademarks, net	8,056	8,889
Customer relationship intangibles, net	247,361	258,778
Goodwill	767,914	767,451
Other assets	26,514	26,258
Total assets	$1,597,013	$1,645,345

Current portion - long-term debt	$4,264	$4,143
Accounts payable & accrued expenses	156,199	166,312
Total current liabilities	160,463	170,455
Long-term debt	747,381	809,897
Deferred income taxes	69,924	71,563
Other liabilities	9,338	11,765
Total liabilities	987,106	1,063,680
Stockholders' equity	609,907	581,665
Total liabilities & stockholders' equity	$1,597,013	$1,645,345

Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Three Months Ended
	July 31
	2018	2017

Net cash provided by operating activities	$52,937	$26,570
Net cash used by investing activities	(16,406)	(21,178)
Net cash used by financing activities	(64,755)	(6,773)
Net decrease in cash and cash equivalents	(28,224)	(1,381)
Cash and cash equivalents, beginning of period	78,410	176,978

Cash and cash equivalents, end of period	$50,186	$175,597

AMWD Announces First Quarter Results

August 27, 2018

NON-GAAP FINANCIAL MEASURES

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below.

Management believes all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Adjusted EPS per diluted share

We use Adjusted EPS per diluted share in evaluating the performance of our business and profitability. Management believes that this measure provides useful information to investors by offering additional ways of viewing the Company’s results by providing an indication of performance and profitability excluding the impact of unusual and/or non-cash items. We define Adjusted EPS per diluted share as diluted earnings per share excluding the per share impact of (1) expenses related to the RSI acquisition, (2) inventory step-up amortization due to the increase in the fair value of inventory acquired through the RSI acquisition, (3) the amortization of intangible assets, and (4) the tax benefit of RSI acquisition expenses and the inventory step-up and intangible amortization. The amortization of intangible assets is driven by the RSI acquisition and will recur in future periods. Management has determined that excluding amortization of intangible assets from our definition of Adjusted EPS per diluted share will better help it evaluate the performance of our business and profitability and we have also received similar feedback from some of our investors regarding the same.

Adjusted EBITDA and Adjusted EBITDA margin

We use Adjusted EBITDA and Adjusted EBITDA margin in evaluating the performance of our business, and we use each in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income adjusted to exclude (1) income tax expense, (2) interest (income) expense, net, (3) depreciation and amortization expense, (4) amortization of customer relationship intangibles and trademarks, (5) expenses related to the RSI acquisition and subsequent restructuring charges, (6) inventory step-up amortization, (7) stock-based compensation expense, (8) gain/loss on asset disposal and (9) unrealized gain/loss on foreign exchange forward contracts. We believe Adjusted EBITDA, when presented in conjunction with comparable GAAP measures, is useful for investors because management uses Adjusted EBITDA in evaluating the performance of our business.

We define Adjusted EBITDA margin as Adjusted EBITDA as a percentage of net sales.

Free cash flow

To better understand trends in our business, we believe that it is helpful to subtract amounts for capital expenditures consisting of cash payments for property, plant and equipment and cash payments for investments in displays from cash flows from continuing operations which is how we define free cash flow. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It also provides a measure of our ability to repay our debt obligations.

Net sales excluding RSI sales

To better understand and compare the performance of our core American Woodmark business by our management and our investors, we believe it is helpful to subtract the amount of sales from our recently acquired and now wholly-owned subsidiary, RSI, from our net sales and report this amount with our quarterly earnings announcements. We may discontinue using this non-GAAP financial measure at a later juncture once RSI has become fully integrated into our Company and the quarter to quarter comparisons of our core business are no longer as helpful to compare performance.

AMWD Announces First Quarter Results

August 27, 2018

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Reconciliation of Net Sales and Percentage of Net Sales Excluding RSI
	Three Months Ended
	July 31
(in thousands)	2018	2017	Percent Change

Net sales excluding RSI	$299,036	$276,827	8%
RSI sales	129,926	—	—
Net Sales	$428,962	$276,827	55%

Reconciliation of Adjusted Non-GAAP Financial Measures to the GAAP Equivalents
	Three Months Ended
	July 31
(in thousands)	2018	2017

Net income (GAAP)	$24,767	$22,281
Add back:
Income tax expense	7,772	9,091
Interest (income) expense, net	9,425	(517)
Depreciation and amortization expense	10,768	5,536
Amortization of customer relationship intangibles and trademarks	12,250	—
EBITDA (Non-GAAP)	$64,982	$36,391
Add back:
Acquisition related expenses (1)	2,761	—
Unrealized gain on foreign exchange forward contracts (2)	(794)	—
Stock compensation expense	786	945
Loss on asset disposal	354	32
Adjusted EBITDA (Non-GAAP)	$68,089	$37,368

Net Sales	$428,962	$276,827
Adjusted EBITDA margin (Non-GAAP)	15.9%	13.5%

(1) Acquisition related expenses are comprised of expenses related to the RSI acquisition and the subsequent restructuring charges that the Company incurred.
(2) In the normal course of business the Company is subject to risk from adverse fluctuations in foreign exchange rates. The Company manages these risks through the use of foreign exchange forward contracts. The changes in the fair value of the forward contracts are recorded in other income in the operating results.

AMWD Announces First Quarter Results

August 27, 2018

Reconciliation of Net Income to Adjusted Net Income
	Three Months Ended
	July 31
(in thousands, except share data)	2018	2017

Net income (GAAP)	$24,767	$22,281
Add back:
Acquisition related expenses	2,761	—
Amortization of customer relationship intangibles and trademarks	12,250	—
Tax benefit of add backs	(3,798)	—
Adjusted net income (Non-GAAP)	$35,980	$22,281

Weighted average diluted shares	17,618,943	16,355,045
Adjusted EPS per diluted share (Non-GAAP)	$2.04	$1.36

Free Cash Flow
	Three Months Ended
	July 31
	2018	2017

Cash provided by operating activities	$52,937	$26,570
Less: Capital expenditures (1)	11,563	11,680
Free cash flow	$41,374	$14,890

(1) Capital expenditures consist of cash payments for property, plant and equipment and cash payments for investments in displays. During the first quarter of fiscal 2019 and 2018, approximately $4.5 million and $3.6 million, respectively, in cash outflows were incurred related to the new company headquarters.

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